UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (date of earliest event reported): December 1, 2006
TERREMARK WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12475	84-0873124

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 S. Bayshore Drive Miami, Florida 33133
(Address of principal executive office)
Registrant’s telephone number, including area code: (305) 856-3200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
     On November 27, 2006, the Compensation Committee of the Board of Directors of Terremark Worldwide, Inc. (the “Company”) approved performance goals and target bonus amounts (the “Incentive Compensation”) for certain of the Company’s officers, (the “Officers”). The Incentive Compensation applies to the fiscal year ending March 31, 2007.
     Under the terms of the Incentive Compensation, the Company has assigned an annual target bonus amount to each Officer. The Company will then determine each Officer’s actual annual bonus based upon the Company’s performance as compared to certain revenue and EBITDA benchmark goals that were approved by the Compensation Committee. If the Company’s actual revenue and EBITDA for the 2007 fiscal year equals these revenue and EBITDA goals, the Company will pay to each Officer an amount equal to 75% of the pre-assigned target bonus. To the extent the Company’s actual revenue and EBITDA for the 2007 fiscal year exceeds such goals, the Company will pay to each Officer the remaining 25% of such target bonus, or a portion thereof.
     The target bonus for the Company’s Chief Executive Officer has been set at 75% of his base salary. The target bonuses for the Company’s Chief Financial Officer, Chief Operations Officer and Chief Legal Officer have been set at 40% of their respective base salaries. Such bonuses may be paid in cash or shares or share equivalents of the Company’s common stock, par value $.001, at the discretion of the Compensation Committee.
     No bonuses will be paid to any Officer in the event both the Company’s actual revenue and EBITDA for the 2007 fiscal year fail to equal or exceed 95% of the benchmark goals.
Item 9.01    Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired

None

(b)	Pro Forma Financial Information

None

(c)	Exhibits

None

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERREMARK WORLDWIDE, INC.
Date: December 1, 2006	By:	/s/ Jose Segrera
		Name:	Jose Segrera
		Title:	Chief Financial Officer

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